EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2014 SALES & EARNINGS

            Eau Claire, Wisconsin (October 24, 2014) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

             In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Third quarter 2014 net sales were up nominally in the Defense, down 3.8% in the Housewares/Small Appliance, and off 22.5% in the Absorbent Product segments.  The latter reflected the ongoing shifts in the Absorbent Product customer base referenced during the second quarter release.    Comparative third quarter operating earnings were down in all segments.  Housewares/Small Appliances declined 30.8% in largest part due to timing differences. As in the prior two quarters, Defense segment comparative third quarter operating earnings were down (26%) primarily due to the accounting impact that occurs with shipments from the DSE backlog.     As explained in the 2013 Annual Report, a significant portion of the purchase price of the DSE assets was allocated to the order backlog that accompanied the acquisition.  As a result, shipments from the DSE backlog during the quarter did not enjoy profitability in keeping with historical levels, as the segment wrote off (and will continue to write off) part of the purchase price with the shipment of product from that backlog. The Absorbent Products segment experienced an operating loss principally stemming from the reduced volume.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	September 28, 2014	September 29, 2013

Net Sales	$95,463,000	$100,612,000
Net Earnings	$5,123,000	$9,015,000
Net Earnings Per Share*	$.74	$1.31
Weighted Shares Outstanding	6,932,000	6,907,000

	NINE MONTHS ENDED
	September 28, 2014	September 29, 2013
Net Sales	$270,329,000	$285,198,000
Net Earnings	$13,984,000	$24,170,000
Net Earnings Per Share*	$2.02	$3.50
Weighted Shares Outstanding	6,927,000	6,905,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Net Earnings Per Share is calculated based on net income attributable to common shareholders.